Exhibit 99.1
Tilly's, Inc. Reports Fiscal 2025 First Quarter Operating Results
Introduces Second Quarter Outlook with Improved Sequential Sales Trend

Irvine, CA – June 4, 2025 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the first quarter of fiscal 2025 ended May 3, 2025.
"Our fiscal 2025 first quarter comparable net sales, while a decrease compared to last year's first quarter, were a sequential improvement in trend compared to the fourth quarter of fiscal 2024. Fiscal May, to start the second quarter, produced further sequential trend improvement relative to the first quarter," commented Hezy Shaked, President and Chief Executive Officer. "We believe our merchandise assortment is on trend, and we are encouraged by these signs that our business may be starting to stabilize. We continue to seek opportunities to accelerate progress toward improving our business."
Operating Results Overview
Fiscal 2025 First Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the first quarter of fiscal 2025 ended May 3, 2025 versus the first quarter of fiscal 2024 ended May 4, 2024.
•Total net sales were $107.6 million, a decrease of 7.1%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 7.0% relative to the comparable 13-week period ended May 4, 2024. This result represented a 4.2 comp point improvement in sequential trend from fiscal 2024’s fourth quarter comparable net sales decrease of 11.2%
◦Net sales from physical stores were $85.9 million, a decrease of 7.4%. Comparable store net sales decreased 7.1% relative to the comparable 13-week period ended May 4, 2024. Net sales from physical stores represented 79.8% of total net sales this year compared to 80.1% of total net sales last year. The Company ended the first quarter with 238 total stores compared to 246 total stores at the end of the first quarter last year.
◦Net sales from e-com were $21.7 million, a decrease of 5.8%. E-com net sales decreased 6.6% relative to the comparable 13-week period ended May 4, 2024. E-com net sales represented 20.2% of total net sales this year compared to 19.9% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $21.3 million, or 19.8% of net sales, compared to $24.3 million, or 21.0% of net sales, last year. Product margins improved by 40 basis points primarily due to improved initial markups, partially offset by increased inventory valuation reserves. Buying, distribution, and occupancy costs deleveraged by 160 basis points collectively, despite being $0.8 million lower than last year, primarily due to carrying these costs against a lower level of net sales this year.
•Selling, general and administrative ("SG&A") expenses were $44.0 million, or 40.9% of net sales, compared to $45.1 million, or 38.9% of net sales, last year. The $1.1 million decrease in SG&A was primarily attributable to a decrease in store payroll and related benefits of $0.9 million and lower non-cash asset write-down charges of $0.5 million, partially offset by an increase in marketing expenses of $0.7 million. SG&A deleveraged by 190 basis points as a result of carrying these costs against a lower level of net sales this year.
•Operating loss was $22.7 million, or 21.1% of net sales, compared to $20.8 million, or 17.9% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax benefit was $0.1 million, or 0.6% of pre-tax loss, compared to $13 thousand, or 0.1% of pre-tax loss, last year. Both years' income tax results include the continuing impact of a full, non-cash deferred tax asset valuation allowance. This year's income tax benefit also includes the refund of certain income tax credit carry forwards and state income tax carry back claims.

•Net loss was $22.2 million, or $0.74 per share, compared to $19.6 million, or $0.65 per share, last year. Weighted average shares were 30.1 million this year compared to 30.0 million shares last year.
Balance Sheet and Liquidity
As of May 3, 2025, the Company had $37.2 million of cash, cash equivalents and marketable securities and $55.4 million of available, undrawn borrowing capacity under its asset-backed credit facility. Total inventories decreased by 3.8% as of May 3, 2025 compared to May 4, 2024. Total year-to-date capital expenditures at the end of the first quarter were $1.5 million this year compared to $2.1 million at the end of the first quarter of fiscal 2024.
Fiscal 2025 Second Quarter Outlook
Total comparable net sales for fiscal May ended May 31, 2025 decreased by 2.2% relative to the comparable period of last year. Based on current and historical trends, the Company currently estimates the following for the second quarter of fiscal 2025 ending August 2, 2025:
•Net sales in the range of approximately $150 million to $158 million, translating to an estimated comparable net sales range of a decrease of 5% to flat, respectively, relative to the comparable period last year;
•SG&A expenses in the range of approximately $48 million to $49 million, excluding any potential non-cash asset impairment charges that may arise;
•Net loss of approximately $2.7 million to net income of approximately $2.0 million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Per share results to be in the range of a net loss of $0.09 to net income of $0.07, respectively.
•Total quarter-ending store count of 232 compared to 247 at the end of last year's second quarter, with seven store closures and one new store opening during the quarter. At this time, the Company expects to close two additional stores in the third quarter and there are potentially 15 additional store closures which could occur toward the end of the fiscal year depending on the outcome of lease renewal negotiations with landlords.
•Total quarter-ending liquidity of approximately $106 million to $111 million with no debt, comprised of total cash, cash equivalents and marketable securities in the range of approximately $43 million to $48 million, and available, undrawn borrowing capacity of approximately $63 million under its asset-backed credit facility. Based on its current projections, the Company does not anticipate needing to initiate borrowings under its credit facility at any time during fiscal 2025. The Company estimates it would take a consistent comparable net sales decrease of approximately 10% or more over the course of the remainder of the year to require any level of borrowing this year.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, June 4, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 11, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10199579.
About Tillys
Tillys is a destination specialty retailer of casual apparel, footwear, and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 234 total stores across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the improvement in our comparable net sales trend and our ability to maintain or improve upon it, the impacts of inflation, tariffs, and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	May 3, 2025	February 1, 2025	May 4, 2024
ASSETS
Current assets:
Cash and cash equivalents	$27,231	$21,056	$19,880
Marketable securities	9,973	25,653	48,142
Receivables	4,914	4,094	7,135
Merchandise inventories	75,572	69,178	78,535
Prepaid expenses and other current assets	9,297	10,979	9,742
Total current assets	126,987	130,960	163,434
Operating lease assets	167,369	169,805	199,613
Property and equipment, net	37,876	40,139	45,442
Other assets	1,919	1,559	1,522
TOTAL ASSETS	$334,151	$342,463	$410,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,778	$11,120	$22,013
Accrued expenses	12,317	12,750	12,712
Deferred revenue	13,305	14,116	14,127
Accrued compensation and benefits	7,537	9,418	8,457
Current portion of operating lease liabilities	47,931	48,384	52,662
Current portion of operating lease liabilities, related party	3,501	3,423	3,194
Other liabilities	141	172	253
Total current liabilities	116,510	99,383	113,418
Long-term liabilities:
Noncurrent portion of operating lease liabilities	123,452	126,216	151,875
Noncurrent portion of operating lease liabilities, related party	14,937	15,844	18,438
Other liabilities	137	149	278
Total long-term liabilities	138,526	142,209	170,591
Total liabilities	255,036	241,592	284,009
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	175,269	174,829	173,197
Accumulated deficit	(96,343)	(74,191)	(47,583)
Accumulated other comprehensive income	159	203	358
Total stockholders’ equity	79,115	100,871	126,002
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$334,151	$342,463	$410,011

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024
Net sales	$107,611	$115,856

Cost of goods sold (includes buying, distribution, and occupancy costs)	85,394	90,612
Rent expense, related party	932	931
Total cost of goods sold (includes buying, distribution, and occupancy costs)	86,326	91,543
Gross profit	21,285	24,313

Selling, general and administrative expenses	43,841	44,968
Rent expense, related party	133	133
Total selling, general and administrative expenses	43,974	45,101

Operating loss	(22,689)	(20,788)
Other income, net	398	1,154
Loss before income taxes	(22,291)	(19,634)
Income tax benefit	(139)	(13)
Net loss	$(22,152)	$(19,621)
Basic net loss per share of Class A and Class B common stock	$(0.74)	$(0.65)
Diluted net loss per share of Class A and Class B common stock	$(0.74)	$(0.65)
Weighted average basic shares outstanding	30,060	29,962
Weighted average diluted shares outstanding	30,060	29,962

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024
Cash flows from operating activities
Net loss	$(22,152)	$(19,621)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,828	3,095
Stock-based compensation expense	440	566
Impairment of assets	1,008	1,663
Loss (gain) on disposal of assets	15	(16)
Gain on maturities of marketable securities	(180)	(708)
Changes in operating assets and liabilities:
Receivables	(740)	(822)
Merchandise inventories	(6,394)	(15,376)
Prepaid expenses and other assets	1,559	2,690
Accounts payable	20,658	7,480
Accrued expenses	176	14
Accrued compensation and benefits	(1,881)	(1,445)
Operating lease liabilities	(2,602)	(2,254)
Deferred revenue	(811)	(830)
Other liabilities	(43)	(126)
Net cash used in operating activities	(8,119)	(25,690)

Cash flows from investing activities
Purchases of marketable securities	—	(29,496)
Purchases of property and equipment	(1,522)	(2,137)
Proceeds from maturities of marketable securities	15,816	30,000
Proceeds from sale of property and equipment	—	23
Net cash provided by (used in) investing activities	14,294	(1,610)

Cash flows from financing activities
Proceeds from exercise of stock options	—	153
Net cash provided by financing activities	—	153

Change in cash and cash equivalents	6,175	(27,147)
Cash and cash equivalents, beginning of period	21,056	47,027
Cash and cash equivalents, end of period	$27,231	$19,880

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2024 Q1	248	2	4	246	1,784
2024 Q2	246	1	—	247	1,791
2024 Q3	247	—	1	246	1,780
2024 Q4	246	4	10	240	1,730
2025 Q1	240	1	3	238	1,707

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com